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                                                                    Exhibit 21.1

                           SUBSIDIARIES OF THE COMPANY

National Oilwell (U.K.) Limited

National-Oilwell Canada Ltd.

National-Oilwell Pty Ltd.

National-Oilwell Pte. Ltd.

National-Oilwell International, Inc.

National-Oilwell de Venezuela

National-Oilwell, L.P.

Dreco Energy Services, Ltd.

Dreco Inc.

Dreco International Holdings Ltd.

Dreco Limited (U.K.)

Vector Oil Tool Ltd.